UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              IMA EXPLORATION INC.
             (Exact name of registrant as specified in its charter)

            BRITISH COLUMBIA                         NOT APPLICABLE
  (State of incorporation or organization) (I.R.S. Employer Identification No.)

      #709 - 837 WEST HASTINGS STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3N6
          (Address of principal executive offices)      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class to                    Name of each exchange on which
     be so registered:                         each class is to be registered:

     COMMON STOCK, NO PAR VALUE                AMERICAN STOCK EXCHANGE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act: NONE


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

DESCRIPTION OF SECURITIES

The securities to be registered are the shares of Common Stock, no par value per share of IMA Exploration Inc. (the "Company").

The authorized capital of the Company consists of an unlimited number of common shares without par value and 100,000,000 Preferred shares without par value, of which 18,283,053 have been designated as Preferred Shares, Series I. A complete description is contained in the Company's Notice of Articles.

COMMON SHARES

A total of 45,479,724 common shares were issued and outstanding as of June 30, 2005. All of the common shares are fully paid and not subject to any future call or assessment. All of the common shares of the Company rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all shareholder meetings and to attend and vote at such meetings. Each common share carries with it the right to one vote. The common shares do not have preemptive or conversion rights. In addition, there are no sinking fund or redemption provisions applicable to the common shares or any provisions discriminating against any existing or prospective holders of such securities as a result of a shareholder owning a substantial number of shares.

The Company's board of directors is not separated into classes and there are no provisions which provide for cumulative voting in the election of directors. There are no limitations on the alienability of the Company's common shares.

PREFERRED SHARES

The Company is authorized to issue up to 100,000,000 preferred shares in one or more series. The preferred shares are entitled to priority over the common shares with respect to the payment of dividends and distribution in the event of the dissolution, liquidation or winding-up of the Company. The holders of preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, other than at a meeting of holders of Preferred Shares. As of June 30, 2005, there were 18,283,053 Preferred Shares, Series I, outstanding. There are no sinking fund or redemption provisions or any provisions discriminating against any existing or prospective holders of such securities as a result of a shareholder owning a substantial number of shares applicable to the preferred shares.

PREFERRED SHARES, SERIES I

The Company is authorized to issue 100,000,000 preferred shares of which 18,283,053 have been designated as Preferred Shares, Series I (the "Series I Shares"). The holders of Series I Shares are not entitled to receive notice of, attend or vote at any meeting of the shareholders of the Company, other than at a meeting of holders of Preferred Shares, Series I. The holders of Series I Shares are entitled to receive, if, as and when declared by the board of directors of the Company, non-cumulative dividends. Upon dissolution, liquidation or winding-up of the Company, the holders of Series I Shares are entitled to receive an amount equal to the redemption amount, which is determined by dividing $3,495,800 by the number of Series I Shares issued, together with all declared and unpaid dividends thereon. The Series I Shares may be redeemed at the option of the Company or the holder of the Series I Shares. Upon redemption of the Series I Shares, the Company shall pay to the holder of the Series I Shares the Redemption Amount together with all declared and unpaid dividends thereon. As of June 30, 2005, there are 18,283,053 Series I Shares outstanding. There are no sinking fund provisions or any provisions discriminating against any existing or prospective holders of such securities as a result of a shareholder owning a substantial number of shares applicable to

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the Series I Shares. The Series I Shares are not subject to further capital calls or assessments and there are no preemptive or conversion rights associated with the Series I Shares. There are no limitations on the alienability of the Series I shares.

CHANGES TO RIGHTS AND RESTRICTIONS OF SHARES

Under the British Columbia Business Corporations Act and the Company's Articles, if the Company wishes to change the rights and restrictions of the common shares, preferred shares or the Series I Shares, the Company must obtain the approval of 2/3 of the holders of the common shares, preferred shares and the Series I Shares.

DIVIDEND RECORD

The Company has not paid any dividends on its common shares and has no policy with respect to the payment of dividends.

OWNERSHIP OF SECURITIES AND CHANGE OF CONTROL

There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by foreign law or by the constituent documents of the Company.

Any person who beneficially owns or controls, directly or indirectly, more than 10% of the Company's voting shares is considered an insider, and must file an insider report with the British Columbia, Alberta and Ontario Securities Commissions within ten days of becoming an insider disclosing any direct or indirect beneficial ownership of, or control over direction over securities of the Company. In addition, if the Company itself holds any of its own securities, the Company must disclose such ownership.

There are no provisions in the Company's Articles that would have an effect of delaying, deferring or preventing a change in control of the Company operating only with respect to an extraordinary transaction involving the Company (or any of its subsidiaries), such as a merger, reorganization, tender offer, sale or transfer of all or substantially all of its assets or liquidation.

EXCHANGE CONTROLS

There are no governmental laws, decrees, or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends, or other payments to non-resident holders of the Company's Common Stock. Any remittances of dividends to United States residents are, however, subject to a 15% withholding tax (5% if the shareholder is a corporation owning at least 10% of the outstanding Common Stock of the Company) pursuant to Article X of the reciprocal tax treaty between Canada and the United States. See "Item 1. Description of Registrant's Securities to be Registered - Taxation".

Except as provided in the Investment Canada Act (the "Act"), there are no limitations specific to the rights of non-Canadians to hold or vote the Common Stock of the Company under the laws of Canada or the Province of British Columbia or in the charter documents of the Company.

Management of the Company considers that the following general summary is materially complete and fairly describes those provisions of the Act pertinent to an investment by an American investor in the Company.

The Act requires a non-Canadian making an investment which would result in the acquisition of control of a Canadian business, the gross value of the assets of which exceed certain threshold levels or the business activity of which is related to Canada's cultural heritage or national identity, to either notify, or file an application for review with, Investment Canada, the federal agency created by the Investment Canada Act.

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The notification procedure involves a brief statement of information about the investment of a prescribed form which is required to be filed with Investment Canada by the investor at any time up to 30 days following implementation of the investment. It is intended that investments requiring only notification will proceed without government intervention unless the investment is in a specific type of business activity related to Canada's cultural heritage and national identity.

If an investment is reviewable under the Act, an application for review in the form prescribed is normally required to be filed with Investment Canada prior to the investment taking place and the investment may not be implemented until the review has been completed and the Minister responsible for Investment Canada is satisfied that the investment is likely to be of net benefit to Canada. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the non-Canadian must not implement the investment or, if the investment has been implemented, may be required to divest himself of control of the business that is the subject of the investment.

The following investments by non-Canadians are subject to notification under the
Act:

(a) an investment to establish a new Canadian business; and

(b) an investment to acquire control of a Canadian business that is not reviewable pursuant to the Act.

An investment is reviewable under the Act if there is an acquisition by a non-Canadian of a Canadian business and the asset value of the Canadian business being acquired equals or exceeds the following thresholds:

(a) for non-WTO Investors, the threshold is $5,000,000 for a direct acquisition and over $50,000,000 for an indirect acquisition. The $5,000,000 threshold will apply however for an indirect acquisition if the asset value of the Canadian business being acquired exceeds 50% of the asset value of the global transaction;

(b) except as specified in paragraph (c) below, a threshold is calculated for reviewable direct acquisitions by or from WTO Investors. The threshold for 2005 is $250,000,000. Pursuant to Canada's international commitments, indirect acquisitions by or from WTO Investors are not reviewable; and

(c) the limits set out in paragraph (a) apply to all investors for acquisitions of a Canadian business that:

         (i) engages in the production of uranium and owns an interest in a producing uranium property in Canada;

         (ii)     provides any financial services;

         (iii)    provides any transportation service; or

         (iv)     is a cultural business.

WTO Investor as defined in the Act means:

(a) an individual, other than a Canadian, who is a national of a WTO Member or who has the right of permanent residence in relation to that WTO Member;

(b) a government of a WTO Member, whether federal, state or local, or an agency thereof;

(c) an entity that is not a Canadian-controlled entity, and that is a WTO investor-controlled entity, as determined in accordance with the Act;

(d)      a corporation or limited partnership:


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         (i)      that is not a Canadian-controlled entity, as determined
                  pursuant to the Act;

         (ii)     that is not a WTO investor within the meaning of the Act;

         (iii) of which less than a majority of its voting interests are owned by WTO investors;

         (iv) that is not controlled in fact through the ownership of its voting interests; and

         (v) of which two thirds of the members of its board of directors, or of which two thirds of its general partners, as the case may be, are any combination of Canadians and WTO investors;

(e)      a trust:

         (i) that is not a Canadian-controlled entity, as determined pursuant to the Act;

         (ii)     that is not a WTO investor within the meaning of the Act;

         (iii) that is not controlled in fact through the ownership of its voting interests, and

         (iv) of which two thirds of its trustees are any combination of Canadians and WTO investors, or

(f) any other form of business organization specified by the regulations that is controlled by a WTO investor.

WTO Member as defined in the Act means a member of the World Trade Organization.

Generally speaking, an acquisition is direct if it involves the acquisition of control of the Canadian business or of its Canadian parent or grandparent and an acquisition is indirect if it involves the acquisition of control of a non-Canadian parent or grandparent of an entity carrying on the Canadian business. Control may be acquired through the acquisition of actual or de jure voting control of a Canadian corporation or through the acquisition of substantially all of the assets of the Canadian business. No change of voting control will be deemed to have occurred if less than one-third of the voting control of a Canadian corporation is acquired by an investor.

The Act specifically exempts certain transactions from either notification or review. Included among the category of transactions is the acquisition of voting shares or other voting interests by any person in the ordinary course of that person's business as a trader or dealer in securities.

TAXATION

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

Management of the Company considers that the following discussion describes the material Canadian federal income tax consequences applicable to a holder of Common Stock of the Company who is a resident of the United States and who is not a resident of Canada and who does not use or hold, and is not deemed to use or hold, his shares of Common Stock of the Company in connection with carrying on a business in Canada (a "non-resident shareholder").

This summary is based upon the current provisions of the Income Tax Act (Canada) (the "ITA"), the regulations thereunder (the "Regulations"), the current publicly announced administrative and assessing policies of Canada Revenue Agency and all specific proposals (the "Tax Proposals") to amend the ITA and Regulations announced by the Minister of Finance (Canada) prior to the date hereof. This description is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action.


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DIVIDENDS

Dividends paid on the common stock of the Company to a non-resident will be subject to withholding tax. The Canada-U.S. Income Tax Convention (1980) provides that the normal 25% withholding tax rate is reduced to 15% on dividends paid on shares of a corporation resident in Canada (such as the Company) to residents of the United States, and also provides for a further reduction of this rate to 5% where the beneficial owner of the dividends is a corporation which is a resident of the United States which owns at least 10% of the voting shares of the corporation paying the dividend. In the event of the Company declaring and paying dividends it would withhold any applicable taxes.

CAPITAL GAINS

In general, a non-resident of Canada is not subject to tax under the ITA with respect to a capital gain realized upon the disposition of a share of a corporation resident in Canada that is listed on a prescribed stock exchange. For purposes of the ITA, the Company is listed on a prescribed stock exchange. Non-residents of Canada who dispose of shares of the Company will be subject to income tax in Canada with respect to capital gains if:

         (a)      the non-resident holder;
         (b) persons with whom the non-resident holder did not deal at arm's length; or
         (c) the non-resident holder and persons with whom the non-resident holder did not deal with at arm's length,

owned not less than 25% of the issued shares of any class or series of the Company at any time during the five-year period preceding the disposition.

In the case of a non-resident holder to whom shares of the Company represent taxable Canadian property and who is resident in the United States, no Canadian taxes will be payable on a capital gain realized on such shares by reason of the Canada-U.S. Income Tax Convention (1980) (the "Treaty") unless:

         (a) the value of such shares is derived principally from real property situated in Canada; or
         (b)      the non-resident holder is an individual who:
                  (i) was a resident of Canada for 120 months during any period of 20 consecutive years preceding the disposition of the shares; and
                  (ii) was a resident of Canada at any time during the 10 years immediately preceding the disposition of the property and the shares (or shares for which such shares were substituted in a disposition the gain on which was not recognized for purposes of taxation in Canada) were owned by the individual at the time he ceased to be a resident of Canada.

In such cases, certain transitional relief under the Treaty may be available.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain possible U.S. federal income tax consequences, under current law, generally applicable to a U.S. Holder (as hereinafter defined) of common shares of the Company. This discussion is of a general nature only and does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. In addition, this discussion does not cover any state, local or foreign tax consequences.

The following discussion is based upon the sections of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time and which are subject to differing interpretations. This discussion does

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not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time.

This discussion is for general information only and it is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Holder or prospective U.S. Holder of common shares of the Company, and no opinion or representation with respect to the U.S. federal income tax consequences to any such U.S. Holder or prospective U.S. Holder is made. Accordingly, U.S. Holders and prospective U.S. Holders of common shares of the Company should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of common shares of the Company.

U.S. HOLDERS

As used herein, a "U.S. Holder" means a holder of common shares of the Company who is (i) a citizen or individual resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income is taxable in the U.S. irrespective of source or (iv) a trust subject to the primary supervision of a court within the U.S. and control of a U.S. fiduciary as described in Section 7701(a)(30) of the Code. If a partnership or other "pass-through" entity treated as a partnership for U.S. federal income tax purposes holds common shares of the Company, the U.S. federal income tax treatment of the partners or owners of such partnership or other pass-through entity generally will depend on the status of such partners or owners and the activities of such partnership or pass-through entity.

PERSONS NOT COVERED

This summary does not address the U.S. federal income tax consequences to persons (including persons who are U.S. Holders) subject to special provisions of U.S. federal income tax law, including, but not limited to, (i) persons who are tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, or brokers, dealers or traders in securities, (ii) persons who have a "functional currency" other than the U.S. dollar, (iii) persons subject to the alternative minimum tax, (iv) persons who own their common shares of the Company as part of a straddle, hedging, conversion transaction, constructive sale or other arrangement involving more than one position, (v) persons who acquired their common shares of the Company through the exercise of employee stock options or otherwise as compensation for services, (vi) persons that own an interest in an entity that owns common shares of the Company (vii) persons who own, exercise or dispose of any options, warrants or other rights to acquire common shares of the Company, (viii) persons who are partners or owners of partnerships or other pass-through entities or (ix) persons who own their common shares of the Company other than as a capital asset within the meaning of Section 1221 of the Code.

DISTRIBUTION ON COMMON SHARES OF THE COMPANY

U.S. Holders receiving distributions (including constructive indirect distributions) with respect to common shares of the Company are required to include in gross income for U.S. federal income tax purposes the gross amount of such distributions, equal to the U.S. dollar value of such distributions on the date of receipt (based on the exchange rate on such date), to the extent that the Company has current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder's U.S. federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder's U.S. federal taxable income by those who itemize deductions. (See more detailed discussion at "Foreign Tax Credit" below). To the extent that distributions from the Company exceed current or accumulated earnings and profits of the Company, such distributions will be treated first as a return of capital, to the extent of the U.S. Holder's adjusted basis in the common shares, and thereafter as gain from the sale or exchange of the common shares of the Company. (See more detailed discussion at "Disposition of Common Shares of the Company" below)


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To the extent that the Company is a Passive Foreign Investment Company, as defined below, in the current or prior year as discussed below, the Company will not be a "qualified foreign corporation" as defined in Section 1(h)(11)(C) of the Code. Accordingly, distributions from the Company received by U.S. Holders, who are subject to tax under Section 1 of the Code and for which the Company is a PFIC, would not be eligible to be taxed at the preferred long-term capital gains tax rate.

In the case of foreign currency received as a distribution that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss. However, an individual whose realized gain does not exceed $200 will not recognize that gain, to the extent that there are no expenses associated with the transaction that meet the requirements for deductibility as a trade or business expense (other than travel expenses in connection with a business trip) or as an expense for the production of income.

Dividends paid on the common shares of the Company generally will not be eligible for the "dividends received deduction" allowed to corporate shareholders receiving dividends from certain U.S. corporations. Under certain circumstances, a U.S. Holder that is a corporation and that owns shares representing at least 10% of the total voting power and the total value of the Company's outstanding shares may be entitled to a 70% deduction of the "U.S. source" portion of dividends received from the Company (unless the Company qualifies as a "Foreign Personal Holding Company" or a "Passive Foreign Investment Company" as defined below). The availability of the dividends received deduction is subject to several complex limitations which are beyond the scope of this discussion, and U.S. Holders of common shares of the Company should consult their own financial advisor, legal counsel or accountant regarding the dividends received deduction.

Certain information reporting and backup withholding rules may apply with respect to certain payments related to the Company's common shares. In particular, a payor or middleman within the U.S., or in certain cases outside the U.S., will be required to withhold 28% of any payments to a U.S. Holder of the Company's common shares of dividends on, or proceeds from the sale of, such common shares within the U.S., if a U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

FOREIGN TAX CREDIT

A U.S. Holder who pays (or has withheld from distributions) Canadian or other foreign income tax with respect to the ownership of common shares of the Company may be entitled, at the option of the U.S. Holder, to either receive a deduction or a tax credit for U.S. federal income tax purposes with respect to such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces U.S. federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid by (or withheld from distributions to) the U.S. Holder during that year.

There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's U.S. income tax liability that the U.S. Holder's "foreign source" income bears to his or its worldwide taxable income. In applying this limitation, the various items of income and deduction must be classified as either "foreign source" or "U.S. source." Complex rules govern this classification process. In addition, this limitation is calculated separately with respect to specific classes of income such as "passive income," "high withholding tax interest," "financial services income," "shipping income," and certain other classifications of income. Dividends distributed by the Company will generally constitute "foreign source" income, and will be classified as "passive income" or, in the case of certain U.S. Holders, "financial services income" for these purposes.

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In addition, U.S. Holders that are corporations and that own 10% or more of the voting stock of the Company may be entitled to an "indirect" foreign tax credit under Section 902 of the Code with respect to the payment of dividends by the Company under certain circumstances and subject to complex rules and limitations. The availability of the foreign tax credit and the application of the limitations with respect to the foreign tax credit are fact specific, and each U.S. Holder of common shares of the Company should consult their own financial advisor, legal counsel or accountant regarding the foreign tax credit rules.

DISPOSITION OF COMMON SHARES OF THE COMPANY

A U.S. Holder will recognize gain or loss upon the sale or other taxable disposition of common shares of the Company equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received, and (ii) the shareholder's tax basis in the common shares of the Company. This gain or loss will be capital gain or loss if the common shares are a capital asset in the hands of the U.S. Holder, which generally will be long-term capital gain or loss if the common shares of the Company are held for more than one year.

Preferential tax rates apply to long-term capital gains of U.S. Holders that are individuals, estates or trusts. If the common shares of the Company are held for more than five years, a lower long-term capital gains tax rate may apply. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation (other than a corporation subject to Subchapter S of the Code). Deductions for net capital losses are subject to significant limitations. For U.S. Holders that are not corporations, any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused net capital loss may be carried back three years and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted.

OTHER CONSIDERATIONS FOR U.S. HOLDERS

In the following circumstances, the above sections of this discussion may not describe the U.S. federal income tax consequences to U.S. Holders resulting from the ownership and disposition of common shares of the Company:

CONTROLLED FOREIGN CORPORATION

If more than 50% of the total voting power or the total value of the Company's outstanding shares is owned, directly or indirectly, by citizens or residents of the U.S., U.S. partnerships or corporations, or U.S. estates or trusts (as defined by the Code Section 7701(a)(30)), each of which own, directly or indirectly, 10% or more of the total voting power of the Company's outstanding shares (each a "10% Shareholder"), the Company could be treated as a "Controlled Foreign Corporation" ("CFC") under Section 957 of the Code.

The classification of the Company as a CFC would have many complex implications, including that 10% Shareholders of the Company would generally (i) be treated as having received a current distribution of the Company's "Subpart F income" and
(ii) would also be subject to current U.S. federal income tax on their pro rata shares of the Company's earnings invested in "U.S. property." The foreign tax credit may reduce the U.S. federal income tax on these amounts for such 10% Shareholders (See more detailed discussion at "Foreign Tax Credit" above). In addition, under Section 1248 of the Code, gain from the sale or other taxable disposition of common shares of the Company by a U.S. Holder that is or was a 10% Shareholder at any time during the five-year period ending with the date of sale is treated as ordinary income to the extent of earnings and profits of the Company attributable to the common shares sold or exchanged.

If the Company is classified as both a Passive Foreign Investment Company as described below and a CFC, the Company generally will not be treated as a Passive Foreign Investment Company with respect to 10% Shareholders.

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This rule generally will be effective for taxable years of 10% Shareholders beginning after 1997 and for taxable years of the Company ending with or within such taxable years of 10% Shareholders.

The Company does not believe that it currently qualifies as a CFC. However, there can be no assurance that the Company will not be considered a CFC for the current or any future taxable year.

PASSIVE FOREIGN INVESTMENT COMPANY

Certain U.S. income tax legislation contains rules governing "Passive Foreign Investment Companies" ("PFIC") which can have significant tax effects on U.S. Holders of foreign corporations. Section 1297 of the Code defines a PFIC as a corporation that is not formed in the U.S. and, for any taxable year, either (i) 75% or more of its gross income is "passive income" or (ii) the average percentage, by fair market value (or, if the corporation is not publicly traded and either is a controlled foreign corporation or makes an election, by adjusted tax basis), of its assets that produce or are held for the production of "passive income" is 50% or more. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. However, gains resulting from commodities transactions are generally excluded from the definition of passive income if "substantially all" of a merchant's, producer's or handler's business is as an active merchant, producer or handler of such commodities.

For purposes of the PFIC income test and the assets test, if a foreign corporation owns (directly or indirectly) at least 25% by value of the stock of another corporation, such foreign corporation shall be treated as if it (a) held a proportionate share of the assets of such other corporation, and (b) received directly its proportionate share of the income of such other corporation. Also, for purposes of such PFIC tests, passive income does not include any interest, dividends, rents or royalties that are received or accrued from a "related" person to the extent such amount is properly allocable to the income of such related person which is not passive income. For these purposes, a person is related with respect to a foreign corporation if such person "controls" the foreign corporation or is controlled by the foreign corporation or by the same persons that control the foreign corporation. For these purposes, "control" means ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of a corporation.

While the Company has not determined whether it is a PFIC, if the Company were to be a PFIC, a U.S. Holder who holds stock in the Company would be subject to U.S. federal income taxation under one of three alternative tax regimes. The following is a discussion of such three alternative tax regimes.

QEF ELECTION

A U.S. Holder who elects in a timely manner to treat the Company as a QEF (an "Electing U.S. Holder") will be subject, under Section 1293 of the Code, to current U.S. federal income tax for any taxable year in which the Company qualifies as a PFIC on his pro rata share of the Company's (i) "net capital gain" (the excess of net long-term capital gain over net short-term capital loss), which will be taxed as long-term capital gain to the Electing U.S. Holder and (ii) "ordinary earnings" (the excess of earnings and profits over net capital gain), which will be taxed as ordinary income to the Electing U.S. Holder, in each case, for the shareholder's taxable year in which (or with which) the Company's taxable year ends, regardless of whether such amounts are actually distributed.

The effective QEF election also allows the Electing U.S. Holder to (i) generally treat any gain realized on the disposition of the Company's common shares (or deemed to be realized on the pledge of his shares) as capital gain; (ii) treat his share of the Company's net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on his share of the Company's annual realized net capital gain and ordinary earnings subject, however, to an interest charge. If the Electing U.S. Holder is not a corporation, such an interest charge would generally be treated as "personal interest" that is not deductible.

SECTION 1291 RULES

If a U.S. Holder does not make a timely QEF election during a year in which it holds (or is deemed to have held) the common shares in question and the Company is a PFIC (a "Non-Electing U.S. Holder"), then special taxation rules under
Section 1291 of the Code will apply to (i) gains realized on the disposition (or deemed to be realized by reasons of a pledge) of the Company's common shares and
(ii) certain "excess distributions" (generally, distributions received in the current taxable year that are in excess of 125% of the average distributions received during the three preceding years or, if shorter, the U.S. Holder's holding period) by the Company.

A Non-Electing U.S. Holder generally would be required to pro rate all gains realized on the disposition of the Company's common shares and all excess distributions on the Company's common shares over the entire holding period for the common shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to the first taxable year of the Company during such U.S. Holder's holding period and beginning after January 1, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The Non-Electing U.S. Holder also would be liable for interest on the foregoing tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-Electing U.S. Holder that is not a corporation must generally treat this interest charge as "personal interest" which, as discussed above, is wholly nondeductible. The balance of the gain or the excess distribution will be treated as ordinary income in the year of the disposition or distribution, and no interest charge will be incurred with respect to such balance.

If the Company is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Company common shares, then the Company will continue to be treated as a PFIC with respect to such Company common shares, even if it is no longer definitionally a PFIC. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules discussed above for Non-Electing U.S. Holders) as if such Company common shares had been sold on the last day of the last taxable year for which it was a PFIC.

MARK-TO-MARKET ELECTION

Effective for tax years of U.S. Holders beginning after December 31, 1997, U.S. Holders who hold, actually or constructively, marketable stock (as specifically defined in the Treasury Regulations) of a foreign corporation that qualifies as a PFIC may annually elect to mark such stock to the market (a "mark-to-market election"). If such an election is made, such U.S. Holder will generally not be subject to the special taxation rules of Section 1291 discussed above. A U.S. Holder who makes the mark-to market election will include in income for the taxable year for which the election was made an amount equal to the excess, if any, of the fair market value of the common shares of the Company as of the close of such tax year over such U.S. Holder's adjusted basis in such common shares. In addition, the U.S. Holder may be allowed a deduction for the lesser of (i) the excess, if any, of such U.S. Holder's adjusted tax basis in the common shares over the fair market value of such shares as of the close of the tax year, or (ii) the excess, if any, of (A) the mark-to-market gains for the common shares in the Company included by such U.S. Holder for prior tax years, including any amount which would have been included for any prior tax year but for the Section 1291 interest on tax deferral rules discussed above with respect to Non-Electing U.S. Holders, over (B) the mark-to-market losses for shares that were allowed as deductions for prior tax years. A U.S. Holder's adjusted tax basis in the common shares of the Company will be adjusted to reflect the amount included in or deducted from income as a result of a mark-to-market election. A mark-to-market election applies to the taxable year in which the election is made and to each subsequent taxable year, unless the Company's common shares cease to be marketable, as specifically defined, or the IRS consents to revocation of the election. U.S. Holders should consult their tax advisor regarding the manner of making such an election.

OPTIONS TO ACQUIRE SECURITIES

As of June 30, 2005, the Company had granted a number of stock options pursuant to which up to 4,456,000 common shares of the Company may be issued. The following is a brief summary of these stock options currently outstanding.

STOCK OPTIONS

The TSX-V requires all TSX-V listed companies to adopt stock options plans, and such plans must contain certain provisions. At the annual and extraordinary general meeting of shareholders of the Company held on June 26, 2003, the shareholders approved the Company's stock option plan (the "Stock Option Plan"). The rules of the TSX-V require the Stock Option Plan to be approved annually by the Company's shareholders. At the annual and extraordinary general meeting of shareholders of the Company held on June 24, 2005, shareholders approved by ordinary resolution to make a total of 10% of the issued and outstanding shares of IMA available for issuance thereunder. No other changes were made to the Stock Option Plan at the annual and extraordinary general meeting of shareholders. The purpose of the Stock Option Plan is to provide incentive to the Company's employees, officers, directors, and consultants responsible for the continued success of the Company. The following is a summary of the Stock Option Plan.

ADMINISTRATION OF THE STOCK OPTION PLAN

The Stock Option Plan provides that it will be administered by the Company's board of directors (the "Board"), or by a stock option committee (the "Committee") of the Company's Board consisting of not less than 2 of its members. The Stock Option Plan is currently administered by the Board.

DESCRIPTION OF STOCK OPTION PLAN

The effective date (the "Effective Date") of the Stock Option Plan is June 2, 2003, the date the Board of Directors approved the Stock Option Plan, and it will terminate ten years from the Effective Date.

The Stock Option Plan provides that options may be granted to any employee, officer, director or consultant of the Company or a subsidiary of the Company.

The options issued pursuant to the Stock Option Plan will be exercisable at a price not less than the market value of the Company's common shares at the time the option is granted. "Market Value" means:

(a) for each organized trading facility on which the common share are listed, Market Value will be the closing trading price of the common shares on the day immediately preceding the grant date less any discounts permitted by the applicable regulatory authorities;
(b) if the Company's common shares are listed on more than one organized trading facility, the Market Value shall be the Market Value as determined in accordance with subparagraph (a) above for the primary organized trading facility on which the common shares are listed, as determined by the Board (or a committee thereof), subject to any adjustments as may be required to secure all necessary regulatory approvals;
(c) if the Company's common shares are listed on one or more organized trading facilities but have not traded during the ten trading days immediately preceding the grant date, then the Market Value will be determined by the Board (or a committee thereof), subject to any adjustments as may be required to secure all necessary regulatory approvals; and
(d) if the Company's common shares are not listed for trading on a stock exchange or over the counter market, the value which is determined by the Board (or a committee thereof) to be the fair value of the Company's common shares, taking into consideration all factors that the Board (or a committee thereof) deems appropriate, including, without limitation, recent sale and offer prices of the Company shares in private transactions negotiated at arms' length.

Options under the Stock Option Plan will be granted for a term not to exceed 10 years from the date of their grant, provided that if the Company is then a "Tier 2" company listed on the TSX-V, the term of the option will be not more than five years.

Options under the Stock Option Plan will be subject to such vesting schedule as the Committee may determine. In the event that an option is to be terminated prior to expiry of its term due to certain corporate events, all options then outstanding shall become immediately exercisable for 10 days after notice thereof, notwithstanding the original vesting schedule.

Options will also be non-assignable and non-transferable, provided that they will be exercisable by an optionee's legal heirs, personal representatives or guardians for up to 12 months following the death or termination of an optionee due to disability, or up to 12 months following the death of an employee if the employee dies within 12 months of termination due to disability. All such options will continue to vest in accordance with their original vesting schedule.

The maximum number of common shares to be reserved for issuance under the Stock Option Plan, including options currently outstanding, will not exceed 10% of the number of common shares of the Company issued and outstanding on the applicable date of grant.

If a material alteration in the capital structure of the Company occurs as a result of a recapitalization, stock split, reverse stock split, stock dividend, or otherwise, the Committee shall make adjustments to the Stock Option Plan and to the options then outstanding under it as the Committee determines to be appropriate and equitable under the circumstances, unless the Committee determines that it is not practical or feasible to do so, in which event the options granted under the Stock Option Plan will terminate as set forth above.

The TSX-V requires all TSX-V listed companies who have adopted stock option plans which reserve a maximum of 10% of the number of common shares of the Company issued and outstanding on the applicable date of grant, to obtain shareholder approval to the Stock Option Plan on an annual basis.

As of June 30, 2005, the Company has 4,456,000 non-transferable incentive stock options to purchase common shares outstanding to the following persons:

                                                                                                 MARKET VALUE ON
                          NATURE                     NUMBER       EXERCISE      EXPIRATION        DATE OF GRANT
OPTIONEE                  OF OPTION(1)<F1>          OF SHARES       PRICE          DATE           OR REPRICING
--------------------------------------------------------------------------------------------------------------------

Nikolas Cacos             Officer                        70,000        $1.87      Aug. 27/08          $1.87
                                                        110,000        $3.10      Mar. 24/09          $3.10
                                                         50,000        $4.16      Mar. 16/10          $4.16

Joseph Grosso             Director                       47,500        $0.50     Sept. 23/07          $0.50
                                                        200,000        $1.87      Aug. 27/08          $1.87
                                                        150,000        $3.10      Mar. 24/09          $3.10
                                                        150,000        $4.16      Mar. 16/10          $4.16

Sean Hurd                 Officer                       100,000        $1.87      Aug. 27/08          $1.87
                                                        130,000        $3.10      Mar. 24/09          $3.10
                                                         60,000        $4.16      Mar. 16/10          $4.16


                                       13


                                                                                                 MARKET VALUE ON
                          NATURE                     NUMBER       EXERCISE      EXPIRATION        DATE OF GRANT
OPTIONEE                  OF OPTION(1)<F1>          OF SHARES       PRICE          DATE           OR REPRICING
--------------------------------------------------------------------------------------------------------------------

Gerald Carlson            Director                      200,000        $0.40      Jul. 19/06          $0.40
                                                         50,000        $1.87      Aug. 27/08          $1.87
                                                         85,000        $3.10      Mar. 24/09          $3.10
                                                         20,000        $4.16      Mar. 16/10          $4.16

Nick DeMare               Consultant                     25,000        $0.84      Mar. 07/08          $0.84
                                                         50,000        $1.87      Aug. 27/08          $1.87
                                                         50,000        $3.10      Mar. 24/09          $3.10
                                                         30,000        $4.16      Mar. 16/10          $4.16

Evelyn  Grosso(2)<F2>     Consultant                     67,500        $0.50     Sept. 23/07          $0.50
                                                         75,000        $3.10      Mar. 24/09          $3.10

A. Sanchez                Consultant                      5,000        $0.40      Jul. 19/06          $0.40
                                                         15,000        $0.84      Mar. 07/08          $0.84

Keith Patterson           Consultant                     50,000        $0.84      Mar. 07/08          $0.84
                                                         25,000        $3.10      Mar. 24/09          $3.10

David Terry               Director                       50,000        $3.10      Mar. 24/09          $3.10
                                                         80,000        $4.16      Mar. 16/10          $4.16

Chet Idziszek             Director                      150,000        $0.90       May 30/08          $0.90
                                                         75,000        $3.10      Mar. 24/09          $3.10
                                                         20,000        $4.16      Mar. 16/10          $4.16

J. C. Berretta            Officer                        25,000        $3.10      Mar. 24/09          $3.10
                                                         75,000        $4.16      Mar. 16/10          $4.16

William Lee(3)<F3>        Consultant                     75,000        $1.87      Aug. 27/08          $1.87
                                                         30,000        $3.10      Mar. 24/09          $3.10

Robert Stuart (Tookie)    Director                      150,000        $0.90       May 30/08          $0.90
Angus                                                    40,000        $3.10      Mar. 24/09          $3.10
                                                         30,000        $4.16      Mar. 16/10          $4.16

Diane Reeves              Consultant                     60,000        $3.10      Mar. 24/09          $3.10
                                                         30,000        $4.16      Mar. 16/10          $4.16

Jeanne Denee              Consultant                     10,000        $3.10      Mar. 24/09          $3.10
                                                          5,000        $4.16      Mar. 16/10          $4.16

Claudia Sandoval          Consultant                     10,000        $3.10      Mar. 24/09          $3.10
                                                         15,000        $4.16      Mar. 16/10          $4.16

Carlos D'Amico            Officer (of                   220,000        $1.87      Aug. 27/08          $1.87
                          subsidiary-exempted            75,000        $3.10      Mar. 24/09          $3.10
                          from reporting)

                                       14



                                                                                                 MARKET VALUE ON
                          NATURE                     NUMBER       EXERCISE      EXPIRATION        DATE OF GRANT
OPTIONEE                  OF OPTION(1)<F1>          OF SHARES       PRICE          DATE           OR REPRICING
--------------------------------------------------------------------------------------------------------------------

Carlos Timossi            Consultant                     75,000        $3.10      Mar. 24/09          $3.10

Steve Phillips            Consultant                    300,000        $1.87      Aug. 27/08          $1.87
                                                         50,000        $3.10      Mar. 24/09          $3.10

Joanne Faccin             Consultant                     10,000        $3.10      Mar. 24/09          $3.10

Marianna De Simone        Director (of                   59,500        $0.50       May 02/07          $0.50
                          subsidiary-exempted            80,000        $3.10      Mar. 24/09          $3.10
                          from reporting)
I. Chiarantano            Director(of                    59,500        $0.50       May 02/07          $0.50
                          subsidiary-exempted
                          from reporting)
David J. Horton           Director                      100,000        $3.10      Mar. 24/09          $3.10
                                                         30,000        $4.16      Mar. 16/10          $4.16

Arthur Lang               Director                       50,000        $3.10      Mar. 24/09          $3.10
                                                         75,000        $4.16      Mar. 16/10          $4.16

Gordon James              Consultant                      7,000        $3.10      Mar. 24/09          $3.10

R. Aragon                 Director(of                    50,000        $1.87      Aug. 27/08          $1.87
                          subsidiary-exempted
                          from reporting)
A. Colucci                Consultant                    120,000        $1.87      Aug. 27/08          $1.87

L. Salley                 Consultant                     15,000        $1.87      Aug. 27/08          $1.87

P. Hedblom                Consultant                     30,000        $1.87      Aug. 27/08          $1.87

J. Wong                   Consultant                     25,000        $1.87      Aug. 27/08          $1.87

Larry Roth                Consultant                     50,000        $4.20       Dec. 1/09          $4.02

Darren Tindale            Consultant                      5,000        $4.16      Mar. 16/10          $4.16

Florian Riedl             Consultant                     30,000        $4.16      Mar. 16/10          $4.16

Augusto Beartl            Director(of                   150,000        $4.16      Mar. 16/10          $4.16
                          subsidiary)
Ian Thomson               Consultant                     10,000        $4.16      Mar. 16/10          $4.16

Mar Bergstrom             Consultant                     25,000        $4.16      Mar. 16/10          $4.16

Robert Robertson          Consultant                     10,000        $4.16      Mar. 16/10          $4.16

                          TOTAL                       4,456,000
                                                      =========

                                       15


                                                                                                 MARKET VALUE ON
                          NATURE                     NUMBER       EXERCISE      EXPIRATION        DATE OF GRANT
OPTIONEE                  OF OPTION(1)<F1>          OF SHARES       PRICE          DATE           OR REPRICING
--------------------------------------------------------------------------------------------------------------------

Officers and directors,                               2,522,500
as a group (11                                        ---------
persons)(4)<F4>

<F1>(1)  Pursuant to the rules of the TSX-V, the Company has issued stock options to employees, directors, officers and consultants.
<F2>(2)  Evelyn Grosso is the wife of Joseph Grosso.
<F3>(3)  The Company granted Mr. Lee options to acquire common shares during his tenure as director. Mr. Lee resigned as an office and director of the Company effective April 2, 2004 and currently remains as a consultant to the Company.
<F4>(4)  Includes options held by Joseph Grosso's wife, Evelyn Grosso.


ITEM 2.  EXHIBITS.

The following exhibits are filed, or incorporated by reference, as part of this Registration Statement:

EXHIBITS

    EXHIBIT
    NUMBER
                                     EXHIBIT
      1.1        Memorandum, as amended (1)
      1.2        Transition Application
      1.3        Notice of Articles, as amended
      1.4        Notice of Alteration
      1.5        Articles

(1) Previously filed as an exhibit to the Company's Registration Statement on Form 20-F filed with the Commission on January 6, 2000. File Number 0-30464.


                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        IMA EXPLORATION INC.
                                        (Registrant)


Date: July 1, 2005                   By: /s/Arthur Lang
                                            Arthur Lang
                                            Chief Financial Officer
                                            and Director


                                       16